As filed with the Securities and Exchange Commission on October 6, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          LIFESTREAM TECHNOLOGIES, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                                 Nevada                                               82-0487965
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                (State of Incorporation or Organization)                           (I.R.S. Employer
                                                                                   Identification no.)

            510 Clearwater Loop, Suite 101, Post Falls, Idaho                           83854
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                (Address of Principal Executive Offices)                               (Zip Code)

         If this form relates to the                                            If this form relates to the
         registration of a class of securities                                  registration of a class of securities
         pursuant to Section 12(b) of the Exchange Act                          pursuant to Section 12(g) of the Exchange Act
         and is effective pursuant to General                                   and is effective pursuant to General
         Instruction  A.(c), please check the                                   Instruction A.(d), please check the
         following box. |X|                                                     following box.  [ ]

Securities Act registration statement file number to which this form relates:  None
          ------
     (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                          Name of Each Exchange on Which
    to be so Registered                          Each Class is to be Registered
     -------------------                         -------------------------------

  Common Stock, $0.001 par value per share            American Stock Exchange
  ----------------------------------------       -------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ---------------
                                (Title of Class)

                                ---------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

         This Form 8-A relates to the common stock of Lifestream Technologies, Inc., a Nevada corporation.

         Authorized and Outstanding Capital Stock
         ----------------------------------------

         Lifestream's articles of incorporation authorize 50,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share. As of September 30, 2000, 19,439,351 shares of common stock were issued and outstanding. Lifestream has issued no preferred stock.

         Lifestream's articles of incorporation provide that the preferred stock will not possess voting rights to elect directors, and vest authority in its board of directors to prescribe the preferential rights of the preferred stock.

         The board of directors of Lifestream is authorized to determine the amount of consideration for which Lifestream will sell its capital stock, provided such consideration is not less than par value.

         Quorum and Voting
         -----------------

         The holders of a majority of the capital stock issued and outstanding and entitled to vote, either present in person or represented by proxy, constitutes a quorum at all meetings for the transaction of business. Holders of common stock have the exclusive right to elect directors, and each holder of common stock is entitled to one vote per share on all matters to be voted upon. Holders of common stock are not entitled to cumulate votes for the election of directors or for any other matter upon which holders of common stock are to vote upon.

         Preemptive or Preferential Rights
         ---------------------------------

         No holder of shares of common stock is entitled to any form of preemptive or preferential rights to subscribe to any unissued stock, or any other securities which Lifestream may issue.

         Dividends
         ---------

         Subject to the future rights, preferences and privileges of holders of any class or series of preferred stock that Lifestream may issue in the future, the board of directors may declare and pay dividends upon the shares of its common stock in accordance with applicable law. Dividends may be paid in cash, in property, or in shares of capital stock. However, Nevada law provides that no distribution may be made if, after giving it effect, either (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

         Liquidation
         -----------

         Subject to the future rights, preferences and privileges of holders of any class or series of preferred stock that Lifestream may issue in the future, upon the liquidation, dissolution or winding up of Lifestream, holders of common stock will be entitled to share ratably in the net assets available for distribution after the payment of all debts and liabilities.


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

Item 2.  Exhibits

         1.1 Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on April 16, 1979.(1)

         1.2 Amendment to the Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on October 16, 1987.

         1.3 Amendment to the Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on February 14, 1994.1

         2.1      Bylaws of Lifestream Technologies, Inc.(1)


1   Filed as an Exhibit to Lifestream's Form 10-SB filed with the Securities and
Exchange Commission on December 26, 1996 (SEC File No. 000-29058) and incorporated herein by reference.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                 LIFESTREAM TECHNOLOGIES, INC.

                                                 /s/ Christopher Maus
Date:  October 6, 2000                           ------------------------
                                                 Christopher Maus
                                                 Chief Executive Officer




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


                                Index to Exhibits
                                -----------------

Exhibit                                                                  Page
-------                                                                  ----

1.1      Articles of Incorporation of Utah Coal and Chemicals
         Corporation (now known as Lifestream Technologies,
         Inc.) filed with the Nevada Secretary of State on April 16, 1979.1

1.2      Amendment to the Articles of Incorporation of Utah
         Coal and Chemicals Corporation (now known as
         Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on October 16, 1987.

1.3 Amendment to the Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on February 14, 1994.1

2.1      Bylaws of Lifestream Technologies, Inc.1


1 Filed as an Exhibit to Lifestream's Form 10-SB filed with the Securities and Exchange Commission on December 26, 1996 (SEC File No. 000-29058) and incorporated herein by reference.



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